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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     GREENBERG                        Jeffrey              W.
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   (Last)                            (First)              (Middle)

    Marsh & McLennan Companies, Inc.
    1166 Avenue of the Americas
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                                    (Street)

    New York                          NY                    10036
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   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

         ACE Limited (NYSE:ACL)
_______________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Year
     December 1999(1)

_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

     Former Director
     ----------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person
_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr. 4)(Instr. 4)
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Ordinary Shares                                                                                  23,379(1)       D
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*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        (Print or Type responses)

                                                                         (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(1)  The reporting person resigned from his position as a director of ACE Limited on October 13, 1999, resulting in the forfeiture of 1,687 shares of restricted stock previously granted to him as director retainer awards pursuant to the ACE Limited 1995
     Outside Directors Plan.  Thus, the total reported in Column 5 of Table I reflects the number of Ordinary Shares beneficially owned as of October 13, 1999.

Signed for Jeffrey W. Greenberg pursuant to a power of attorney on file with the Securities and Exchange Commission


By:  /s/  Peter Mear                                         11th Feb. 2000
   ----------------------------------------                --------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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